Exhibit 21

Direct and Indirect Subsidiaries of the Registrant

I.	The Hanover Insurance Group, Inc. (Delaware)
A.	Opus Investment Management, Inc. (Massachusetts)
a.	Allmerica Financial Insurance Brokers, Inc. (Massachusetts)
b.	Citizens Insurance Company of Illinois (Illinois)
c.	The Hanover Insurance Company (New Hampshire)
1.	Allmerica Financial Benefit Insurance Company (Michigan)
2.	Allmerica Plus Insurance Agency, Inc. (Massachusetts)
3.	The Hanover American Insurance Company (New Hampshire)
4.	Hanover Texas Insurance Management Company, Inc. (Texas)
5.	Citizens Insurance Company of Ohio (Ohio)
6.	Citizens Insurance Company of America (Michigan)
a.	Citizens Management Inc. (Delaware)
7.	Citizens Insurance Company of the Midwest (Indiana)
8.	AMGRO, Inc. (Massachusetts)
a.	Lloyds Credit Corporation (Massachusetts)
b.	AMGRO Receivables Corporation (Delaware)
9.	The Hanover New Jersey Insurance Company (New Hampshire)
10.	Massachusetts Bay Insurance Company (New Hampshire)
11.	Allmerica Financial Alliance Insurance Company (New Hampshire)
B.	Financial Profiles, Inc. (California)
C.	Allmerica Funding Corp. (Massachusetts)
D.	First Allmerica Financial Life Insurance Company (Massachusetts)
a.	Allmerica Financial Services Insurance Agency, Inc. (Massachusetts)
b.	Allmerica Investments Insurance Agency, Inc. of Alabama (Alabama)
c.	Allmerica Investments Insurance Agency of Florida, Inc. (Florida)
d.	Allmerica Investment Insurance Agency, Inc. of Georgia (Georgia)
e.	Allmerica Investment Insurance Agency, Inc. of Kentucky (Kentucky)
f.	Allmerica Investments Insurance Agency, Inc. of Mississippi (Mississippi)
E.	VeraVest Investments, Inc. (Massachusetts)
F.	AFC Capital Trust I (Delaware)
G.	First Sterling Limited (Bermuda)
a.	First Sterling Reinsurance Company Limited (Bermuda)